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                                                           OMB APPROVAL
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                                                  OMB Number:          3235-0287
+--------+                                        Expires:    September 30, 1998
| FORM 4 |                                        Estimated average burden
+--------+                                        hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person

   Maripuri                       Satish
  ------------------------------------------------------------------------------
      (Last)                      (First)                        (Middle)

  c/o eXcelon Corporation
      25 Mall Road
  ------------------------------------------------------------------------------
                                 (Street)

  Burlington                          MA                              01803
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      (City)                      (State)                           (Zip)


2.Issuer Name and Ticker or Trading Symbol    eXcelon Corporation ("EXLN")
                                           -------------------------------------

3.IRS or Social Security Number of Reporting Person (Voluntary)
                                                                ----------------

4.Date of Event Requiring Statement (Month/Year)              07/2001
                                                 -------------------------------

5.If Amendment, Date of Original (Month/Day/Year)       September 10, 2001
                                                 -------------------------------

6.Relationship of Reporting Person to Issuer (Check all applicable)

  [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                      (give title below)                       (specify below)

                                 President & COO
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7.Individul or Joint/Group Filing (Check Applicable Line)

  [X] Form filed by one reporting person

  [ ] Form filed by more than one reporting person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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 Common Stock                     7/27/01  P              1,600   (A)       $1.07           3,650               D
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 Common Stock                     7/27/01  P                100   (A)       $1.07           3,650               D
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 Common Stock                     7/27/01  P                100   (A)       $1.07           3,650               D
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 Common Stock                     7/27/01  P                200   (A)       $1.07           3,650               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 2
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-    7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and      of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration       Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date             (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                            Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                  ity
                             Security                            and 5)                                                  (Instr. 5)
                                                                               -----------------------------------
                                                                               Date      Expira-               Amount or
                                                    -------------------------- Exer-     tion        Title     Number of
                                                    Code  V     (A)    (D)     cisable   Date                  Shares
------------------------------------------------------------------------------------------------------------------------------------

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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

This Amendment is filed to correct the transaction code in Section 3 of table 1 of the original Form 4 filing on September 10, 2001.




                                                                                            /s/ Satish Maripuri             09/12/01
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  ------------------------------- --------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                **Signature of Reporting Person   Date

                                                                                            BY:  Satish Maripuri
                                                                                                 President

Note: File three copies of this Form, one of which must be manually signed.                                              Page 2 of 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7-96)
